
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                            U.S. Data Authority, Inc.
                         -------------------------------
             (Exact name of registrant as specified in its charter)

           Florida                                               65-0693150
 ------------------------------                              -------------------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

          3500 N.W. Boca Raton Blvd. Building 811, Boca Raton, Florida
          -------------------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)

                              Consultant Stock Plan
                             ----------------------
                            (Full title of the plan)

          3500 N.W. Boca Raton Blvd. Building 811, Boca Raton, Florida
                     (Name and address of agent for service)

                                 (813) 253-2267
          (Telephone number, including area code, of agent for service)

IF ANY OF THE  SECURITIES  BEING  REGISTERED ON THIS FORM ARE TO BE OFFERED ON A
DELAYED OR CONTINUOUS  BASIS  PURSUANT TO RULE 415 UNDER THE  SECURITIES  ACT OF
1933,  OTHER  THAN  SECURITIES  OFFERED  ONLY IN  CONNECTION  WITH  DIVIDEND  OR
REINVESTMENT PLAN, CHECK THE FOLLOWING BOX; [X]


                         CALCULATION OF REGISTRATION FEE


                                         Proposed            Proposed
Title of securities    Amount to be      maximum offering    maximum aggregate     Amount of
 to be registered      registered        price per share     offering price        registration fee
-------------------    ------------      ----------------    -----------------     ----------------
Common Stock           700,000 Shares        $0.14(1)            $98,000             $100.00


(1) Computed pursuant to Rule 457 solely of the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The fee is based upon the average of the closing bid and ask price of the common stock reported on the NASD Bulletin Board for August 31, 2001.

          PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          -------------------------------------------------------------


Item 1 - Plan Information
-------------------------

Pursuant to Rule 428(b)(1), the information required by Part I is included in documents sent or given to each consultant of U.S. Data Authority, Inc., a Florida corporation (herein "Registrant" or "Company").

Item 2 - Registrant Information and Employee Plan Annual Information
--------------------------------------------------------------------

Plan participants have been advised of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of
Part  II  of  this  registration   statement,   and  that  these  documents  are
incorporated by reference in the prospectus, and the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 424 (b). The address (to the attention of the Exec.
V. President of the Company) and telephone number to which the request is to be directed is as follows: 3500 N.W. Boca Raton Blvd. Building 811, Boca Raton, Florida Phone: 561-368-0032.


          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
          ------------------------------------------------------------

Item 3 - Incorporation of Documents by Reference
------------------------------------------------

The following documents are incorporated by reference to this Registration Statement and made a part hereof:

(1) The Registrant's Form l0SB filed on November 23, 1999 as amended on December 19, 1999 and February 9, 2000 and any other amendments;

(2) All other reports, including amendments, filed by the Registrant with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the period covered by the Form 10SB referred to above and includes, without limitation, Form 10KSB for the year ended December 31, 1999 and for the year ended 2000, Form 10QSB filed for each quarter thereafter, and all Form 8-K reports; and

(4)The description of the Common Stock of the Registrant contained in the Registrant's Form 10SB.


All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4  Description of Securities
---------------------------------

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5  Interests of Named Experts and Counsel
----------------------------------------------

Not Applicable.

Item 6  Indemnification of Directors and Officers
-------------------------------------------------

The Company's Articles of Incorporation and By-Laws may contain provisions, from time to time, which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. Such provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors.

The Florida Statutes Section 607.0850 provides that:

(1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

(4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

(a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

(b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(c) By independent legal counsel:

          1. Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

          2. If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

(d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

(5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

(6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

(7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

(a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

(b) A transaction from which the director, officer, employee, or agent derive an improper personal benefit;

(c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

(d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

(8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

(9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

(a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

(b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

(c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

(10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued."

The foregoing is a summary of indemnification provisions and is limited with reference to the actual complete language of the indemnification provisions.

In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

Item 7. Exemption from Registration Claimed.
--------------------------------------------

Not Applicable.

Item 8. Exhibits.
-----------------

See - Exhibits and Exhibit Index below.

Item 9. Undertakings.
---------------------

          a.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (ss.239.13 of this chapter) or Form S-8 (ss.239.16b of this chapter) or Form F-3 (ss.239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


          b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Boca Raton, State of Florida on September 5, 2001.

U.S. Data Authority, Inc.

By: /s/ Dominick F. Maggio
   -----------------------------
   Dominick F. Maggio, Chief
   Operating Officer, Executive
   Vice President (Principal
   Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

U.S. DATA AUTHORITY, INC.

By: /s/ Dominick F. Maggio
   -----------------------------
   Dominick F. Maggio, Chief
   Operating Officer, Exec. Vice
   President, (Principal
   Financial Officer)

By: /s/ David P. Lonski
   -----------------------------
   David P. Lonski, Chairmain

By: /s/ Robert Beaton
---------------------
      Robert Beaton, Director

By: /s/ Michael Cutler
   -----------------------------
   Michael Cutler, Director

By: /s/ Raymond Markman
   -----------------------------
   Raymond Markman, Director

By: /s/Joseph E. Shamy
   -----------------------------
   Joseph E. Shamy, Director

By: /s/Richard Skogland
   -----------------------------
   Richard S. Skogland, Director

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                    EXHIBITS
                                       TO
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           U. S. Data Authority, Inc.
                           --------------------------
                                  EXHIBIT INDEX




No.                 Description                         Document            Page
--------------------------------------------------------------------------------


4               Instruments Defining Rights of
                Securities Holders

4.1             Articles of Incorporation                                     *
4.2             Bylaws                                                        *

5               Opinion re: Legality                     Letter              E-1

24              Consents of Experts and Counsel

24.1            Legal Consent                                                E-1
24.2            Accountants Consent                                          E-6

10              Additional Exhibits

10.1            Stock Plan                                                   E-3



--------------------

* Incorporated by reference to Commission File NO. 000-28251